Exhibit 99.(H)(1)

Skadden, Arps, Slate, Meagher & Flom llp
333 WEST WACKER DRIVE
CHICAGO, ILLINOIS 60606-1285

TEL: (312) 407-0700
FAX: (312) 407-0411
www.skadden.com

October 11, 2007

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Peter Kiewit Sons’, Inc.
Kiewit Plaza
Omaha, NE 68131
          Re: Peter Kiewit Sons’, Inc. Employee Ownership Plan
Ladies and Gentlemen:
          You have requested our opinion regarding certain U.S. federal income tax consequences relating to the Peter Kiewit Sons’, Inc. Employee Ownership Plan (in the form attached hereto as Appendix A, the “Plan”) that is proposed to be adopted by Peter Kiewit Sons’, Inc., a Delaware corporation (the “Company”), in connection with the proposed going-private transaction by the Company, as described below. As part of an integrated plan to consummate the proposed going-private transaction by the Company, the Company proposes to offer to exchange certain outstanding shares of the Company’s common stock, $0.01 par value (the “Stock,” and the holders of such Stock, “Stockholders”), for interests in the Plan (the “Interests”) as set forth in the draft of the Offer to Exchange Outstanding Shares of Common Stock of Peter Kiewit Sons’, Inc. for Interests in the Peter Kiewit Sons’, Inc. Employee Ownership Plan (the “Offer to Exchange”). Capitalized terms used but not defined in this opinion shall have the meanings ascribed to them in the Plan.
          The Company is proposing to adopt the Plan as a component of a proposed going-private transaction in which the Company would terminate the registration of its Stock under the Securities Exchange Act of 1934 (the “Act”) while continuing—pursuant to the exemption from the registration requirements of the Act afforded by Rule 12h-1 promulgated thereunder—to offer certain of its employees beneficial ownership of Stock pursuant to the Plan. We refer to that integrated transaction, as a whole, as the “going-private transaction.”

Peter Kiewit Sons’, Inc.

October 11, 2007
     In connection with our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (a) the Plan; (b) the Offer to Exchange; (c) the definitive Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 with respect to the going-private transaction pursuant to which the requisite Stockholder approval of the adoption of the Plan is sought; (d) the limited liability company agreement of Kiewit Administrator, LLC, the Administrator of the Plan and a limited liability company that is wholly-owned by the Company; and (e) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records.
     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
     We have assumed, with your permission, that all Stock now outstanding is, and all Stock to be issued in the future will be upon issuance, either “transferable” or not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.
     In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company and the Administrator, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.
     Our opinion is based on the Code, Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to differing interpretations or change (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Peter Kiewit Sons’, Inc.

October 11, 2007
     Based upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law (i) the exchange of shares of Stock for Interests by an Eligible Employee in connection with the going-private transaction will not result in income, gain or loss to the Eligible Employee for U.S. federal income tax purposes, (ii) each Participant will be treated as the owner of the shares of Stock credited to such Participant pursuant to the Plan for U.S. federal income tax purposes and (iii) the exchange of Interests by a Participant solely for the shares of Stock credited to such Participant pursuant to the Plan in connection with a dissolution and termination of the Plan will not result in income, gain or loss to the Participant for U.S. federal income tax purposes.
     Except as set forth above, we express no other opinions. In particular, we have rendered no opinion regarding U.S. federal income tax information reporting applicable to the Plan, distributions or other transactions in respect of the Stock or distributions or other transactions in respect of the Interests. This opinion is furnished to you solely for your benefit in connection with the going-private transaction and cannot be relied upon by any other person without our express written permission.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments (including any that have retroactive effect), any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

APPENDIX A
PETER KIEWIT SONS’, INC. EMPLOYEE OWNERSHIP PLAN

- i -

- ii -

ARTICLE I
GENERAL
     1.1 Nature of Plan. The purpose of the Plan is to provide Eligible Employees a vehicle for participating in the ownership of the Company. The goal of the Plan is to eliminate the public disclosure and other obligations (including the associated costs of complying with such obligations) imposed by the federal securities laws, while at the same time preserving the Company’s Eligible Employees’ ability to participate in the ownership of the Company. The Plan is intended to be exempt from registration under Rule 12h-1(a) promulgated under the Securities Exchange Act of 1934, as amended. The Plan is not and is not intended to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code or Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended.
     1.2 Effective Date. The Plan shall be effective as of the Effective Date.
     1.3 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of the Plan and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in the Plan is made to a Section or Article, such reference shall be to a Section or Article of the Plan unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. As used in the Plan, any reference to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan, to the extent the economic and legal substance of the actions and interests contemplated hereby are not affected in any manner adverse to the Company or any Participant in any material respect.

ARTICLE II
DEFINITIONS
All capitalized terms used in the Plan shall have the meaning set forth in this Article II unless the context clearly indicates otherwise. Capitalized terms used in the Plan but not otherwise defined herein shall have the meaning set forth in the Certificate.
“Administrator” means the entity appointed by the Board to administer the Plan as specified in Section 7.1(a).
“Allocable Shares” has the meaning set forth in Section 5.1.
“Board” means the Board of Directors of the Company or its duly authorized designee, if any, in respect to the Plan.
“Certificate” means the Company’s Restated Certificate of Incorporation, as it may be amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law).
“Company” means Peter Kiewit Sons’, Inc., a Delaware corporation.
“Effective Date” means the date of the closing of the Exchange Offer.
“Eligible Employee” means an Employee who is a director or employee of the Company or an employee of a Subsidiary, or a Twenty Percent Subsidiary, which Twenty Percent Subsidiary is directly or indirectly controlled by the Company.
“Exchange Offer” means the offer that has been approved by the Board and made by the Company to each Eligible Employee to surrender such holder’s Shares in exchange for equivalent Interests as a Participant.
“Intended Characterization” has the meaning set forth in Section 9.6.
“Interest” means, with respect to a Participant, the Participant’s beneficial interest in each Allocable Share held by the Administrator for such Participant as provided in Article VII hereof.
“Participant” means an Eligible Employee who is a participant in the Plan, as specified in Sections 3.1 and 3.2.
“Plan” means this Peter Kiewit Sons’, Inc. Employee Ownership Plan, as it may be amended from time to time.
“Plan Account” means the custodial account established pursuant to the Plan for the Administrator to hold, in accordance with the Plan, the Shares transferred by an Eligible Employee to the Administrator to hold for a Participant in connection with the Exchange Offer, and the Shares issued to the Administrator to hold for a Participant in connection with a Subsequent Offer.
“Plan Officer” has the meaning set forth in Section 7.1(a).
“Repurchase Notice” has the meaning set forth in Section 6.1(c).

“Share” means a share of the common stock, par value $0.01, of the Company.
“Subsequent Offer” means any offering of Interests under the Plan to Eligible Employees (other than pursuant to the Exchange Offer).

ARTICLE III
PARTICIPATION IN THE PLAN
     3.1 Initial Participation. Each Eligible Employee who participates in the Exchange Offer pursuant to its terms shall become a “Participant” as of the Effective Date, until such time as such participation terminates in accordance with Section 3.3. Each Eligible Employee who participates in the Exchange Offer shall be credited with Interests representing the number of Shares surrendered by such Participant and accepted for exchange pursuant to the terms of the Exchange Offer.
     3.2 Subsequent Participation.
     (a) From time to time after the Effective Date, the Board may designate Eligible Employees who shall be offered the opportunity to become Participants, and/or Participants who shall be offered the opportunity to increase their respective Interests, in a Subsequent Offer. All Subsequent Offers shall be subject to any and all restrictions or limitations on direct and indirect ownership of Shares as set forth in the Certificate. Each Eligible Employee who is not otherwise a Participant and who participates in a Subsequent Offer shall become a “Participant” upon the closing of such transaction, until such time as such participation terminates in accordance with Section 3.3. Such new or continuing Participants shall be credited with the relevant number of Interests upon their acceptance of a Subsequent Offer and (i) their payment to the Company of an amount equal to the product of the Common Share Price multiplied by the relevant number of Shares issued by the Company to the Administrator pursuant to Section 3.2(b) or (ii) their delivery to the Company of an equivalent number of Shares pursuant to Article Sixth Section (D)(1) of the Certificate pursuant to Section 3.2(b). Any acceptance of a Subsequent Offer by an Eligible Employee shall be irrevocable by the Eligible Employee once acceptance is made and shall be on the terms described in the Plan.
     (b) An Eligible Employee’s acceptance of a Subsequent Offer shall constitute the Eligible Employee’s (i) authorization of the Company to issue in the name of the Administrator a number of Shares equal to the number of Interests subject to the Subsequent Offer and (ii) agreement to (A) pay to the Company an amount equal to the product of the Common Share Price then in effect multiplied by such number of Shares or (B) deliver to the Company an equal number of Shares pursuant to Article Sixth Section (D)(1) of the Certificate.
     3.3 Cessation of Participation. A person shall cease to be a Participant when all Interests credited to such person have been cancelled in accordance with Article VI or when the Plan is terminated pursuant to Article VIII. Upon the cancellation of all Interests credited to a person, neither such person nor, to the extent the Participant assigned his or her rights under Section 6.1(a) to a Qualified Financial Institution pursuant to Section 9.3(b), the Qualified Financial Institution, shall have any further interest in or rights under the Plan, other than the right to receive payment for all Allocable Shares relating to such Interests (or, in the case of termination of the Plan, the Allocable Shares), to the extent not received at the time of such cancellation.

ARTICLE IV
COMPANY TRANSFERS AND ISSUANCES OF SHARES
     4.1 Company Contributions to the Plan Account. Immediately following the consummation of the Exchange Offer, the Company shall transfer record title of those Shares surrendered for exchange by each Eligible Employee pursuant to the terms of the Exchange Offer to the Administrator, to hold subject to the terms and conditions hereof. In addition, immediately following an Eligible Employee’s acceptance of a Subsequent Offer and the fulfillment of any payment or delivery obligation created by such acceptance, the Company shall issue the relevant number of Shares to the Administrator, to hold for such Eligible Employee subject to the terms and conditions hereof.

ARTICLE V
OPERATION OF PLAN
     5.1 Allocable Shares. The Shares transferred to the Plan by a Participant pursuant to Article IV in connection with the Exchange Offer, and the Shares issued to the Administrator to hold for a Participant pursuant to Article IV in connection with a Subsequent Offer, shall be the “Allocable Shares” credited to such Participant, to be held by the Administrator subject to the terms hereof.
     5.2 Interests.
     (a) The Allocable Shares credited to each Participant shall be reflected by an equal number of Interests credited to the Participant.
     (b) Each Participant shall always have a fully vested, nonforfeitable right to the Interests and the Allocable Shares credited to such Participant and to possess all rights accruing to a stockholder under the Certificate with respect to the Allocable Shares credited to such Participant, all in accordance with the Plan.
     (c) As custodian, the Administrator shall maintain a register on behalf of the Plan, which shall contain the names and addresses of the Participants and the number of Interests and Allocable Shares (including the applicable share certificate numbers credited to each Participant). Such register shall be conclusive as to who shall be entitled to exercise or enjoy the rights of a Participant and the number of Interests and Allocable Shares credited to each Participant, and the Administrator shall not be bound to recognize any equitable or other claim to or interest in such Interests or Allocable Shares on the part of any other person, regardless of whether the Plan or the Administrator shall have actual or other notice thereof, except as otherwise required by law.
     (d) Notwithstanding anything expressed or implied to the contrary in the Plan, the Plan Account shall be a single custodial account for all purposes, and nothing contained herein shall require the physical segregation of assets for any Participant, except as otherwise provided in Sections 5.1, 7.2, 9.3 or 9.7.
     (e) The Plan shall not issue certificates or other evidences of ownership of Interests.
     5.3 Fixed Investment of Plan; Distributions and Payments.
     (a) Notwithstanding anything expressed or implied to the contrary herein, the Plan, including the Plan Account, shall be invested exclusively in Shares and nothing else.
     (b) Except as otherwise provided in Section 5.3(c) or in Article VI, any dividend, distribution or other payment in respect of or for the Shares (including as a result of a self tender by the Company, a spin-off or liquidation, dissolution or winding-up of the affairs of the Company) shall be made by the Company, subject to applicable withholdings, directly to each Participant (or to the Qualified Financial Institution to which such Participant assigned such Participant’s rights under Section 6.1(a) pursuant to Section 9.3(b)) based upon the Allocable Shares credited to such Participant with respect to which such dividend, distribution or other payment is made.
     (c) Record title to any Shares received in respect of the Shares held in the Plan Account as a result of a stock split or distribution of Shares that, in each case, is a tax-free transaction under Section 305(a) of the Code, shall be retained in the Plan Account, and the relevant Interests and Allocable Shares shall be credited to each relevant Participant to reflect such stock split or distribution. In the event of a reverse stock split of the Shares, the Interests and Allocable Shares credited to each relevant Participant shall be correspondingly reduced.
     (d) Any consideration payable for Allocable Shares by any person other than the Company shall be paid directly to each Participant to whom such Allocable Shares are credited or as otherwise directed by such Participant (or to the Qualified Financial Institution to which such Participant assigned such Participant’s rights under Section 6.1(a) pursuant to Section 9.3(b)).
     5.4 Delivery of Information; Voting of Shares.
     (a) The Administrator promptly shall cause to be furnished to each Participant a copy of any materials received from any third party regarding the Shares or Interests. The Company shall cause to be furnished directly to each Participant a copy of any materials of the Company furnished to stockholders, including any proxy solicitation materials (at the same time as such materials are or are required to be furnished generally to any other Company stockholders). Such notice shall include instructions on how each Participant may direct the Administrator to vote or otherwise take action with respect to Allocable Shares credited to such Participant. The Company shall cooperate with the Administrator in an attempt to ensure that Participants receive the requisite information in a timely manner.
     (b) Each Participant shall have the right to direct the Administrator with respect to the voting of the Allocable Shares credited to such Participant (provided that such Allocable Shares were credited to such Participant on the relevant record date) on each matter on which holders of Shares are entitled to vote (including the right to direct cumulative voting of the Allocable Shares credited to such Participant with respect to the election of directors to the same extent available to holders of Shares), and to instruct the Administrator to act in response to any tender offer or exchange offer for Shares with respect to such Participant’s Allocable Shares (including, subject to any limitations set forth herein, making payment instructions in respect thereof). The Administrator shall vote Allocable Shares and act in response to any offer for Allocable Shares prior to the deadline of such vote or such response and in accordance with timely directions of the Participant, provided, however, that a failure of a Participant affirmatively to direct timely the manner in which the Allocable Shares credited to such

Participant are to be voted or acted in response to the offer shall be deemed to be an affirmative direction to abstain from voting or acting in response to the offer with respect to such Allocable Shares.
     (c) Nothing contained in the Plan (including, without limitation, this Section 5.4) shall confer upon Participants, the Administrator or any other person or entity any voting or other rights in respect of Shares held in the Plan Account beyond those rights set forth in the Certificate and applicable under state and federal law. The Administrator shall have no power to sell, convey, transfer, assign, exchange or otherwise affect the Shares unless authorized by the terms of the Plan.
     5.5 Other Stockholder Rights. Each Participant shall have the right to direct the Administrator to exercise, as agent for, and for the benefit and on behalf of, such Participant, each and every right in respect of the Company that such Participant would enjoy in respect of the Company under law, the Certificate or the bylaws of the Company if such Participant was (and was permitted by the terms of the Certificate to be) the record holder of such Participant’s Allocable Shares. The Administrator shall act reasonably promptly in carrying out such directions. Provided that the Participant shall, upon the exercise of any such right, supply such information to the Administrator and the Company as a record owner of Shares would be required to provide to the Company upon the exercise of such right, the Company shall not object to any such exercise of rights on the basis of such Participant’s failure to satisfy any statutory requirement regarding ownership of Shares, except to the extent that the Company could raise such objection (other than as a result of the Participant’s status as being eligible to participate in the Plan) if the Participant were the record owner of such Participant’s Allocable Shares.

ARTICLE VI
CANCELLATION AND PAYMENT OF INTERESTS
     6.1 Cancellation of Interests. Interests credited to a Participant shall be cancelled as follows:
     (a) Voluntary Cancellations. At any time on or prior to the fifteenth (15th) day of any calendar month beginning after the Effective Date, upon delivery to the Company of: (i) written notice from a Participant (with a copy to the Administrator) indicating the Participant’s offer to cancel part or all of the Participant’s Interests and corresponding Allocable Shares and (ii) the certificate or certificates representing the Allocable Shares (unless the certificates representing such Allocable Shares are held by the Administrator), the Company shall accept such offer and the Company shall instruct the Administrator to cancel the number of Interests specified by such Participant’s written notice and to deliver to the Company such certificates for the corresponding Allocable Shares as are held by the Administrator. Payment to the Participant (or to the Qualified Financial Institution to which such Participant assigned such Participant’s rights under Section 6.1(a) pursuant to Section 9.3(b)) shall be made by the Company for such Allocable Shares, without interest, at the Common Share Price in effect on the date of the Company’s receipt of the notice from the Participant, within sixty (60) days after the date of receipt of the notice and, if applicable, certificates for the Allocable Shares, from the Participant by the Company. Notwithstanding the foregoing, the Company shall not be required to direct the Administrator to cancel such Interests or deliver certificates for such Allocable Shares, and the Company shall not be required to repurchase the Allocable Shares, during the suspension period declared by the Board pursuant to Article Sixth Section (D)(8) of the Certificate. Any offer notice received by the Company subsequent to the fifteenth (15th) day of a month will be deemed to have been received on the first day of the following month.
     (b) Partial Voluntary Cancellations; Prohibited Actions. If a Participant voluntarily offers to cancel part of the Participant’s Interests and Allocable Shares credited to such Participant in accordance with Section 6.1(a) above, or if the Participant attempts to take any action contrary to the provisions of Section 9.3(a), the Company shall have the option to instruct the Administrator to cancel all or any part of such Participant’s remaining Interests and to purchase from the Administrator the Participant’s Allocable Shares corresponding to such Interests. In the event that the Company elects to exercise this option, the Company shall give the Participant and the Administrator written notice to that effect within ninety (90) days after the date of the written notice provided by the Participant in Section 6.1(a) is received by the Company, or the date the Company becomes aware of the prohibited action, as applicable. The Administrator shall cancel the number of Interests specified in the written notice and either the Participant or the Administrator, as the case may be, shall deliver certificates for the corresponding Allocable Shares to the Company within ten (10) days after the date of the notice. Payment to the Participant shall be made by the Company for such Allocable Shares, at the Common Share Price in effect on the date that notice is provided by the Company to the Participant and the Administrator, without interest, within sixty (60) days after the date the Company provides such notice.
     (c) Involuntary Cancellations. Except as set forth in Section 6.5, in the event that a Participant (or an estate, successor or personal representative thereof) would be required to sell and deliver Allocable Shares to the Company if the Participant (or an estate, successor or personal representative thereof) was the record owner of such Allocable Shares pursuant to any provision set forth in the Certificate upon the occurrence of events specified therein, whether after the receipt of notice from the Company or otherwise, then upon the occurrence of any such event, the Company shall give a written notice (with a copy to the Participant or, if applicable, the Participant’s estate, successor or personal representative) to the Administrator to cancel such Participant’s Interests and to sell and deliver (to the extent the Allocable Shares are held by the Administrator) certificates for such Participant’s Allocable Shares to the Company (a “Repurchase Notice”) (assuming for this purpose that such Participant (or estate, successor or personal representative) was permitted to be the record owner of such Allocable Shares by the terms of the Certificate). The Administrator shall cancel the number of Interests specified in the Repurchase Notice and either the Participant (or the estate, successor or personal representative thereof) or the Administrator, as the case may be, shall deliver certificates for the Participant’s Allocable Shares specified in the Repurchase Notice to the Company within ten (10) days after the date of the Repurchase Notice. The timing of the provision of the Repurchase Notice and payment by the Company for such Allocable Shares shall be as specified in the Certificate with regard to the event giving rise to the delivery of such Repurchase Notice, including such provisions permitting the deferral of repurchase by a Participant’s estate, successor or personal representative; provided, however, that in the event of the death of a Participant and deferral election by the Participant’s estate, successor or personal representative: (i) notice of such deferral must be received by the Company within 180 days of the death of the Participant or within ten (10) days of the receipt of the Repurchase Notice, whichever comes first, specifying the date or dates of deferral (which shall be no earlier than the repurchase date specified in the Repurchase Notice and no later than January 10th next succeeding the fiscal year during which the Participant’s death occurred) and specifying the Allocable Shares to be sold on such date or dates, (ii) certificates for such Allocable Shares shall be delivered no later than such specified applicable date or dates, and (iii) payment shall be made by the Company on the applicable repurchase date or dates specified in the deferral notice. The applicable Common Share Price for any Allocable Shares purchased by the Company pursuant to Section 6.1(c) shall be the Common Share Price in effect on the date certificates representing such Common Shares are required to be delivered to the Company.
     (d) Other Cancellations. In the event the Company cancels the certificates corresponding to any Allocable Shares, the Company shall instruct the Administrator to cancel the Interests corresponding to such Allocable Shares.
     6.2 No Further Rights. Upon cancellation of Interests credited to a Participant and return of the corresponding Shares to the Company or cancellation of such Allocable Shares by the Company, the Participant (and to the extent the Participant assigned his or her rights under Section 6.1(a) to a Qualified Financial Institution pursuant to Section 9.3(b), the Qualified Financial Institution) shall have no further interest in or rights in respect of the Interests cancelled or Shares returned to or cancelled by the Company, other than the right to receive payment for all Allocable Shares relating to such Interests, to the extent not already received.
     6.3 Payments Where Common Share Price Not Yet Computed. If the Common Share Price has not been computed within the time period prescribed for Company payments pursuant to Section 6.1 because the preparation of the audited consolidated financial statements of the Company and its Subsidiaries has not yet been completed, the Company shall make, within the time period prescribed for payment for such Allocable Shares, as set forth above, an “initial payment” in an amount equal to the price that would have been paid for such Allocable Shares if they had been repurchased by the Company during the preceding fiscal year. The balance shall be paid within ten (10) days after the date on which the Common Share Price has been computed, without interest. In the event that the Common Share Price is less than the amount paid by the Company in the “initial payment” provided for in this Section 6.3, the Company shall be entitled to recover the difference between the two amounts. Such difference shall be paid by the person or entity to whom the Company made the initial payment within ten (10) days of the date of a written notice from the Company to pay such amount, without interest.
     6.4 Delivery of Certificates; Payment by the Company. Any stock certificate representing Shares to be repurchased by the Company must be endorsed in blank or accompanied by appropriate stock powers executed in blank and accompanied by such other evidence of authority as the Company may reasonably require. In the event of failure to deliver stock certificates with required evidence of authority within the time periods specified, the Company’s Secretary shall cancel each certificate on the books of the Company and such Shares shall be deemed no longer outstanding. Notwithstanding any provision of the Plan, no payment shall be required to be made by the Company with respect to any Allocable Shares until the Company shall have received stock certificates evidencing such Allocable Shares. In connection with the cancellation of any Participant’s Interests and the corresponding purchase or cancellation of Allocable Shares by the Company, the Company shall be authorized to deduct from the amount payable to such Participant upon the cancellation of Allocable Shares any amount owed by the Participant to the Company, any Subsidiary, and/or any Qualified Financial Institution to which such Allocable Shares have been pledged as provided in Section 9.3(b); provided, however, that any amount otherwise payable to a Qualified Financial Institution by the Company upon the cancellation of Allocable Shares shall not be reduced by any amount owed to the Company or any Subsidiary by the Participant who pledged such Allocable Shares to such Qualified Financial Institution.
     6.5 Sales of Excess Stock. Upon any cancellation of any Participant’s Interests as set forth in Article Sixth Section (D)(6) of the Certificate, payment to the Participant shall be made by the Company in an amount and at such time as would have been required under Article Sixth Section (D)(6) of the Certificate if such cancellation had instead been a sale of shares of Common Stock under such Section of the Certificate.

     6.6 Minimum Voting Power. Notwithstanding anything in the Plan to the contrary, the Company shall not direct the Administrator to cancel any Interests or deliver certificates for Allocable Shares relating to such Interests, and the Company shall not repurchase such Allocable Shares, if, after giving effect to repurchase, there would be less than 1,000 shares of capital stock of the Company having full voting power outstanding.

ARTICLE VII
ADMINISTRATION OF THE PLAN
     7.1 Ministerial Powers and Duties of the Administrator.
     (a) The Administrator shall have such responsibility for the administration of the Plan solely as is directed herein. The Administrator shall serve at the discretion of the Board. The Administrator shall initially be Kiewit Administrator, LLC, a limited liability company wholly owned by the Company. The Administrator shall appoint a natural person to serve as “Plan Officer” and to carry out the ministerial powers and duties of the Administrator under the Plan, provided that such individual may resign or be replaced by the Administrator at any time. The Plan Officer shall have no independent powers or duties in respect of the Plan, other than any powers or duties delegated by the Administrator to the Plan Officer.
     (b) The Administrator shall be limited to ministerial powers and duties. The Administrator shall act in respect of Allocable Shares only in accordance with instructions of the relevant Participant or the Company, as provided herein. No fiduciary or trust relationship between the Administrator, on the one hand, and the Participants or the Company, on the other hand, exists under the Plan. Further, the Administrator shall owe the Participants and the Company only those duties and obligations set forth herein.
     (c) The Administrator shall have the authority to engage such advisers and service providers as it may deem advisable in the administration of the Plan, and the Company shall pay the costs and expenses of any such advisers and service providers upon the direction of the Administrator. The Administrator may arrange for the engagement of legal counsel, which may be counsel for the Company, and make use of such agents and clerical or other personnel as it shall require or may deem advisable for purposes of the Plan. The Board and the Administrator may rely upon the written opinion of such counsel and the accountants engaged by the Administrator. The Administrator shall report to the Board as frequently as necessary or as requested by the Board with regard to the matters for which the Administrator is responsible under the Plan.
     (d) Notwithstanding anything expressed or implied to the contrary in the Plan, neither the Plan nor the Administrator shall issue any equity or other beneficial interests or any other instruments or securities, or write or enter into any put or call options, derivatives or other similar contracts, in or with respect to the Plan or the Shares in the Plan Account, except, the issuance of the Interests as provided herein. In no case shall the Company cause or agree to cause the Plan or the Administrator to take any action in violation of the preceding sentence.
     7.2 Shares Held in the Plan Account. The Allocable Shares shall be held of record by the Administrator in the Plan Account as custodian for the Participants, and the Plan Administrator shall have no beneficial interest in such Allocable Shares.

Each Participant’s Allocable Shares shall be held by, and all actions (including, without limitation, actions pursuant to Article VI) taken by the Administrator with respect to any of such Participant’s Allocable Shares shall be taken by, the Administrator as agent for, and for the benefit and on behalf of, such Participant. At all times, any Shares held in the Plan Account shall be held in the name of the Administrator and not in the name of the Plan Officer.
     7.3 Hold Harmless. To the maximum extent permitted by law, neither the Administrator, the Plan Officer nor any member of the Board shall be personally liable by reason of any action in a capacity as such, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), the Administrator, the Plan Officer and each member of the Board and each other officer, employee, or director of the Company or Administrator to whom any duty or power relating to the administration of the Plan or to the management and control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.
     7.4 Service of Process. The Administrator, or such other person as may from time to time be designated by the Administrator, shall be the agent for service of process under the Plan.

ARTICLE VIII
AMENDMENT OR TERMINATION OF THE PLAN
          8.1 Right to Amend, Suspend or Terminate Plan. Except as expressly set forth herein, the Plan shall continue until terminated by the Board. The Board reserves the right to amend (including retroactively), suspend or terminate the Plan at any time and for any reason, provided that, subject to Section 8.2, no amendment, suspension or termination shall be made that would impair the rights of a Participant under the Plan as of the date of such amendment, suspension or termination without the consent of Participants holding four-fifths of the Interests then outstanding. Notwithstanding anything expressed or implied to the contrary in the Plan, no amendment may be made to the Plan that would direct or permit the Administrator or any other person to take any action, or cause any action to be taken, which would (i) allow the Plan or the Plan Account to be invested in any property other than Shares or (ii) cause the Plan not to be a mere contractual arrangement for the Participant’s holding ownership interests in the Shares for United States federal income tax purposes. Notwithstanding anything in this Section 8.1 to the contrary, the Board reserves the right to terminate the Plan at any time by immediately transferring record title of the Allocable Shares to the Participants.
          8.2 Termination of the Plan.
          (a) The Plan shall terminate, and record title to the Allocable Shares shall be transferred to the Participants, immediately prior to the effectiveness of any transaction that would have the effect of converting all or any portion of the Allocable Shares into, or exchanging all or any portion of the Allocable Shares for, any property (other than any repurchase of Allocable Shares for cash by the Company in connection with either a cancellation of Interests pursuant to Article VI or a cash-only self tender by the Company or any other transaction contemplated herein), provided, however, that the Plan shall not terminate by reason of such a transaction if the Administrator has, prior to consummation of such transaction, obtained an opinion from a nationally recognized tax counsel, in form and substance reasonably acceptable to the Administrator in its sole and absolute discretion, to the effect that notwithstanding such a transaction, each Participant will continue to be treated as the owner of the Allocable Shares credited to such Participant pursuant to the Plan for United States federal income tax purposes (and for purposes of such opinion, such opinion may be conditioned upon the Plan’s prompt distribution to the Participants of certain property into which the Allocable Shares are converted or exchanged for in such a transaction, such as, for example, debt or equity of the Company or an entity other than the Company and/or cash). The Plan shall terminate, and record title to the Allocable Shares shall be transferred to the Participants, immediately prior to (i) the effectiveness of any transaction pursuant to which the Administrator would cease to be a wholly-owned subsidiary of the Company or (ii) the filing of any petition, whether or not made by the Company, relating to the bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution or winding-up of the Company; provided, that such termination shall occur with respect to any filing not made by the Company only if such petition is not withdrawn or dismissed within sixty days of filing.

          (b) Upon termination of the Plan, (i) all Interests issued under the Plan shall immediately be cancelled and (ii) within thirty (30) days following such cancellation, or such longer time as needed to comply with all applicable law, including United States federal securities law, (x) the Company shall transfer record title to, and deliver certificates for, each Participant’s Allocable Shares to such Participant and (y) the Company shall cause any previously declared but undistributed dividend or stock split to be distributed to the Participants (in accordance with the Allocable Shares credited to each such Participant on the record date for such dividend or stock split).
          8.3 Notice of Action. Notice of any amendment, suspension or termination of the Plan shall be given by the Board to the Administrator and any affected Participant.

ARTICLE IX
MISCELLANEOUS
          9.1 All Risk on Participants. Each Participant shall bear all risk in connection with any decrease in the value of the Shares and the value of his or her Interests and neither the Company, the Board, the Plan, the Plan Officer, nor the Administrator shall be liable or responsible for any decrease in the value of the Shares, the Plan Account or any Interests.
          9.2 No Right to Continued Employment. Nothing contained in the Plan shall give any Participant or other person the right to be retained in the employment of the Company or any of its Subsidiaries or affiliated or associated companies or affect the right of any such employer to dismiss any Participant or other person from employment. The adoption and maintenance of the Plan shall not constitute a contract between any such employer and any Participant or other person or consideration for, or an inducement to or condition of, the employment of any Participant or other person.
          9.3 Anti-Alienation.
          (a) Except as provided in subsections (b), (c) or (d) below or insofar as applicable law may otherwise require, no economic interest, expectancy, benefit, payment, claim or right of any Participant under the Plan shall be subject in any manner to any claims of any creditor of any Participant, the Administrator or the Company nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this subsection (a), such action shall be null and void and of no effect, and the Administrator and the Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.
          (b) In any case in which a Participant, as a record holder of Shares (if such Participant was permitted to be a record owner of such Shares in the absence of this Plan), would be permitted by the Certificate to pledge such Shares, the Participant may assign to a Qualified Financial Institution his or her rights pursuant to Section 6.1(a) relating to all or any of the Participant’s Allocable Shares (which assignment shall not give such Qualified Financial Institution any other rights hereunder or cause such Qualified Financial Institution to become a Participant); provided, that the Participant shall simultaneously notify the Administrator and the Company of such assignment. Upon any such assignment, upon the request of the Participant, the Administrator as agent for, and for the benefit and on behalf of, the relevant Participant, shall pledge and deliver to the Qualified Financial Institution certificates representing the number of Allocable Shares credited to the Participant and specified in the Participant’s notice (not to exceed (in the aggregate) the Interests credited to the Participant) as directed by the Participant, together with such other documentation as the Qualified Financial Institution shall reasonably request. Any such pledge and delivery shall solely be with respect to the Allocable Shares credited to such assigning Participant and shall not affect any other Allocable Shares credited to any other Participant. Immediately upon any full or partial foreclosure on any such pledge by the Qualified Financial Institution, the Administrator shall cancel the applicable Interests credited to the Participant to reflect the reduction of Allocable Shares credited to such Participant as a result of such foreclosure. Nothing herein shall modify or limit the terms and conditions of Article Sixth Section (D)(3)(e) of the Certificate or any of the rights or obligations of the Company or any Qualified Financial Institution specified therein. In no case may any Qualified Financial Institution further assign, pledge, transfer or otherwise dispose of any such rights (or any attributes or rights thereof) assigned to it. The purpose of this Section 9.3(b) is to allow a Participant to borrow against his or her Allocable Shares, as would be the case if such Participant was (and was permitted by the terms of the Certificate to be) the record owner of such Allocable Shares.
          (c) In any case in which a Participant, as a record holder of Shares (if such Participant was permitted to be a record owner of such Shares in the absence of this Plan), would be permitted by Article Sixth Section (D)(1) or (D)(2) of the Certificate to transfer such Shares to an “authorized transferee” (as defined in the Certificate), other than the Administrator, upon the written notice from a Participant delivered to the Company and the Administrator, specifying a desire to transfer any or all of the Participant’s Allocable Shares to an authorized transferee, and upon approval of the Board (which approval may require the execution by the authorized transferee of a repurchase agreement in a form satisfactory to the Board), the Administrator shall cancel the number of Interests relating to the Allocable Shares specified by such Participant’s written notice and the Company shall transfer record title to, and deliver certificates for, such Shares to such authorized transferee.
          (d) In any case in which a Participant shall otherwise continue to be an Employee, but shall cease to be an Eligible Employee, the Administrator shall cancel all of such Participant’s Interests and the Company shall transfer record title to, and deliver certificates for, the Allocable Shares relating to such Interests to such Employee.
          9.4 Notice. Any notice, election, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or sent by reputable overnight courier service or by facsimile (which is confirmed):
(a)	If to the Company:
Peter Kiewit Sons’, Inc.
Kiewit Plaza
Omaha, Nebraska 68131
Telephone No.:    (402) 342-2052
Facsimile No.:      (402) 271-2829
Attention:              Secretary

(b)	If to the Administrator:
Kiewit Administrator, LLC
Kiewit Plaza
Omaha, Nebraska 68131
Telephone No.:    (402) 342-2052
Facsimile No.:      (402) 271-2965
Attention:             Plan Officer
With a copy to the applicable Participant.
          (c) If to a Participant, at the most recent address on file in the payroll records of the Company, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
          9.5 Securities Laws. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any Interests or any Shares held in the Plan Account or to effect similar compliance under any state laws.
          9.6 Intended Characterization. The Plan is, and it is the intention of the Company, the Plan Administrator and each Participant that for United States federal income tax and other purposes the Plan will be treated as, a mere contractual arrangement for participating in the ownership of the Company and not a trust, a partnership, a joint venture, a co-ownership arrangement, a corporation or other similar arrangement (such intended treatment, the “Intended Characterization”). The Company, the Plan Administrator and each Participant hereby agree to report all transactions under the Plan for all tax and other purposes in a manner consistent with the Intended Characterization.
          9.7 Transactions in Shares. The Administrator shall conduct transactions in Shares permitted under the Plan for a Participant only in the Shares attributable to such Participant (i.e., the Allocable Shares credited to such Participant). The Participant may direct the Administrator that transactions in Shares permitted under the Plan for such Participant be made with respect to a specifically identified block (or blocks) of Allocable Shares credited to such Participant.
          9.8 Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

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